Exhibit 99.1

MEDIA CONTACT:
Dan Gugler
+1.310.226.2645
dan.gugler@kornferry.com
MICHAEL A. DIGREGORIO JOINS KORN/FERRY AS CHIEF FINANCIAL OFFICER
LOS ANGELES, May 18, 2009 — Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, today announced that Michael A. DiGregorio is joining the firm as executive vice president and chief financial officer, effective June 1. He will report to CEO Gary D. Burnison.
Mr. DiGregorio assumes the role formerly held by Stephen Giusto, who, as previously announced, will remain with the firm in an advisory role focused on strategic initiatives.
Mr. DiGregorio has served as the CFO of three global companies and comes to the firm with more than 30 years of extensive U.S. and international financial and operational experience. Mr. DiGregorio currently holds the position of executive vice president and CFO at luxury women’s apparel company St. John Knits International, Inc., a position he has held for the past three years. Previously he served as executive vice president and CFO of Jafra Cosmetics International, Inc., where during his nine years at the company, he was also the president and chief operating officer of U.S. operations, as well as general manager and COO of the company’s operations in Mexico.
“Mike is a well-respected executive who brings to Korn/Ferry a strong track record and proven international financial and operational experience,” said Gary D. Burnison, CEO of Korn/Ferry International. “Mike’s vision, leadership and long history of success at a broad array of internationally-focused companies are a great fit for our firm as we continue our transformation as the industry’s leading diversified talent management firm.”
Prior to Jafra, Mr. DiGregorio served as vice president, treasurer and CFO at publicly-held Atlantis Plastics, Inc. and held the position of senior vice president, CFO and treasurer at The Wackenhut Corporation. He has also held various financial positions at The Gillette Company (now The Procter & Gamble Company), where he worked for 11 years. He started his career as an auditor at Touche, Ross and Co.
Mr. DiGregorio received both a bachelor’s degree in accounting and a master’s degree in accounting from the Wharton School of the University of Pennsylvania.

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About Korn/Ferry International
Korn/Ferry International, with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, develop, retain and sustain their talent. Visit www.kornferry.com for more information on the Korn/Ferry International family of companies, and www.kornferryinstitute.com for thought leadership, intellectual property and research.
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